Exhibit 99.1

The table below specifies the date, amount and weighted average price per Common Share of Otter Tail Corporation purchased by Cascade Investment, L.L.C. (“Cascade”) during the past sixty days.  Cascade undertakes to provide upon request by the staff of the Securities and Exchange Commission full information regarding the number of Common Shares purchased at each separate price.  All transactions were effected in the open market on the New York Stock Exchange or through Electronic Communication Networks.

Trade Date	Quantity Purchased	Weighted-Average Price ($)	Range of Price ($)
5/17/2010	27,700	20.9365	20.85 - 21.00
5/18/2010	22,300	20.9905	20.91 - 21.39

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